Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Extreme Networks, Inc:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated August 29, 2018, on the consolidated financial statements as of June 30, 2018 and 2017 and for each of the years in the three-year period ended June 30, 2018, contains an explanatory paragraph that states that the Company acquired the fabric-based secure networking solutions and network security solutions business of Avaya Inc., the data center business of Brocade Communication Systems, Inc., and the capital financing business from Broadcom Corporation, (collectively, the “Acquisitions”). Our report dated August 29, 2018, on the effectiveness of internal control over financial reporting as of June 30, 2018, contains an explanatory paragraph that states the Acquisitions were excluded from management’s assessment of internal control over financial reporting and our audit of internal control over financial reporting also excludes an evaluation of the internal control over financial reporting of the Acquisitions.

Our report dated August 29, 2018, on the consolidated financial statements as of June 30, 2018 and 2017 and for each of the years in the three-year period ended June 30, 2018, contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue from contracts with customers for each of the years in the three-year period ended June 30, 2018 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

Raleigh, North Carolina

February 8, 2019

/s/ KPMG, LLP

KPMG, LLP.